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                        SCHRODER CAPITAL FUNDS (DELAWARE)

                          INVESTMENT ADVISORY AGREEMENT


     AGREEMENT, made as of the 9th day of January, 1996 between Schroder Capital Funds (Delaware), a Delaware Business Trust (the "Trust") and Schroder Capital Management International Inc., a New York Corporation (the "Adviser").

                              W I T N E S S E T H:


     1. Prior to the effective date hereof, the Trust will furnish the Adviser with copies properly certified or authenticated of each of the following:

          (a)  Trust Instrument of the Trust.

          (b) Resolutions of the Board of Trustees of the Trust selecting Schroder Capital Management International Inc. as investment adviser and approving the form of this Agreement. The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     2. The Adviser will regularly provide the Trust with respect to its class of Common Stock and related investment portfolio entitled Schroder U.S. Equity Fund (the "Portfolio") with investment research, advice and supervision and will furnish continuously an investment program for the Portfolio's investments consistent with the Trust's investment objectives for the Portfolio as set forth in its Registration Statement, Form N-1A, as it may from time to time be in effect under the Securities Act of 1993, as amended (hereinafter referred to as the "1933 Act"). the Adviser will recommend what securities shall be bought or sold by the Portfolio, and what portion of the Portfolio's assets shall be held uninvested, subject always to the provisions of the Trust's Trust Instrument, Registration Statement on Form N-1A under the 1933 Act and of the Investment Company Act of 1940, as amended (hereinafter referred to as the "1940 Act"), as each of the same shall be from time to time amended. The Adviser shall advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Trustees and the appropriate committees of such Board regarding the foregoing matters and general conduct of the investment business of the Portfolio.

     3. (a) The Adviser will pay directly all office rent of the Trust to the extent there is any.

          (b) The Adviser will furnish or cause to be furnished without expense to the Trust or the Portfolio, the services of such of the Adviser's officers and employees and officers and employees of corporate affiliates of the Adviser, as may be duly elected officers or trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law.
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          (c)  The Adviser will provide for the Portfolio investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work.

          (d) Except to the extent provided in subsections (a), (b) and (c) above, the Adviser shall have no responsibility or obligation to pay any costs or expenses of the Trust or the Portfolio, including without limiting the generality of the foregoing, brokers' commissions; legal, auditing or accounting expenses, taxes or governmental fees; cost of preparing share certificates or any other expenses (including clerical expenses) of issue (except that nothing herein shall require the Trust or the Portfolio to bear any sales or promotional expenses unless incurred pursuant to a plan or plans from time to time in effect in the future duly adopted in accordance with Rule 12b-1 under the 1940 Act or a successor provision), distribution, redemption or repurchase of shares of the Trust; registration expenses under the 1933 Act or 1940 Act subsequent to the initial registration thereunder (except that nothing herein shall require the Trust to pay any registration expenses occasioned by the initial issuance of classes or series of its capital stock not related or attributable to the Portfolio); the cost of preparing and distributing reports and notices to stockholders; fees or disbursements of the custodian of the Trust's assets, of the Trust's dividend disbursing agent and of the Trust's transfer agent, including expenses incurred in the performance of any obligations enumerated in the Trust Instrument of the Trust insofar as they govern agreements with such custodian, dividend disbursing agent or transfer agent. To the extent employees of the Adviser or its affiliates devote their time to the affairs of the Trust, other than as officers or trustees, the Trust will reimburse the Adviser the pro rata share of said individual's salary or wages and expenses and the Adviser will keep specific time and other records of the same.

     4. (a) For all services to be rendered and payments made as provided in paragraphs 2 and 3 hereof, the Trust will pay the Adviser a fee based on the average daily net asset value of the Portfolio, as determined in accordance with the Trust Instrument of the Trust, which shall be computed at the following rates:

               (i) 3/4 of 1% of the portion of such average daily net assets that shall not exceed $100 million.

               (ii) 1/2 of 1% of the portion of such average daily net assets that shall exceed $100 million.

          (b) The amounts due the Adviser in payment of such fee shall be accrued daily by the Trust on the basis of the number of days in each calendar month, the net asset value of the Portfolio applicable to the close of each business day in such month and, in the case of any day in such month which is not a business day, the net asset value applicable to the close of the last preceding business day; and the amount accrued with respect to each calendar month shall become due and payable to the Adviser on the first business day of the next succeeding calendar month. The Adviser hereby acknowledges that the Trust's obligation to pay such fee is binding only on the assets and property belonging to the Portfolio.



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     5.   If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of the Trust, the Adviser will act solely for such clients and not in any way on behalf of the Trust.

     6. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Adviser, who may be or become an employee of and paid by the Trust shall not be deemed, when acting within the scope of his employment by the Trust, to be the Adviser's employee or agent. Any of the Adviser's officers or employees rendering services (other than pursuant to paragraph 2 hereof) to the Trust as an officer or employee of the Trust acting in any business of the Trust pursuant to the undertakings contained in this Agreement, shall be deemed to render such service solely to the Trust and in no respect to act under the Trust's control or direction although paid by the Adviser.

     7. This Agreement shall become effective on January 9, 1996, and indefinitely thereafter, but only so long as the continuance after the second anniversary of the effective date of this Agreement first set forth above shall be specifically approved at least annually by the vote of a majority of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Portfolio and, in either case, by vote of a majority of Trustees who are not parties to this Agreement or "interested persons" of the Trust or the Adviser within the meaning of the 1940 Act, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on 60 days' written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Portfolio or by the Adviser. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this paragraph 7, the definitions contained in the 1940 Act (particularly the definitions of "interested persons," "assignment" and "voting security"), and in any regulation of the Securities and Exchange Commission thereunder, shall be applied.

     8. The Adviser consents to the use by the Trust in its corporate name and to designate the Portfolio of the name "Schroder," or any variant thereof, but only on condition that (a) any change in such corporate name or designation which continues to use the "Schroder" name or variant is approved in writing by the Adviser and (b) so long as this Agreement shall remain in force, the Trust shall fully perform, fulfill and comply with all the provisions expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust at any time or in any place for any purposes or under any conditions except as provided in this paragraph 8. Upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Adviser made within 60 days after the Adviser has knowledge of such termination or violation, change its corporate name and the designation of the Portfolio so as to eliminate all reference to "Schroder" or any variant thereof and will not thereafter transact any business in a corporate name or on behalf of the


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Portfolio having a designation containing such name or variant, or otherwise use such name or variant. Such covenants on the part of the Trust set forth in this paragraph 8 shall be binding upon it, its Trustees, officers, stockholders, creditors, affiliates and all other persons claiming under or through it.

     9. Upon the effective date of this Agreement, the Agreement dated as of March 1, 1988, as amended, between the Adviser and the Trust shall be terminated and shall be of no further force or effect, except as to the obligations to pay fees accrued to the close of business on the date of termination.

     10. There is to be no duplication of any fees payable to the Adviser under this Agreement or the Agreement relating to the same subject matter between the Trust and the Adviser which terminated on the effective date of this Agreement, by reason of the termination of said prior Agreement and the commencement of this Agreement.

     11. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of (a) holders of a majority of the outstanding voting securities of the Portfolio and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" of the Trust or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

     12. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties to this Agreement have hereinafter executed this Agreement as of the day and year first above written.

                                   SCHRODER CAPITAL MANAGEMENT
                                        INTERNATIONAL INC.


                                   By:
                                      -------------------------------------
                                        Title:

                                   SCHRODER CAPITAL FUNDS (DELAWARE)


                                   By:
                                      -------------------------------------
                                        Title:


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